Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

dated as of February 13, 2015

among

ENOVA INTERNATIONAL, INC.,

The Guarantor Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

9.75% Senior Notes due 2021

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of February 13, 2015, among ENOVA INTERNATIONAL, INC., a Delaware corporation (the “Company”), TENNESSEE CNU, LLC, a Delaware limited liability company (the “Undersigned”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 30, 2014 (as amended, supplemented or waived, the “Indenture”), relating to the Company’s 9.75% Senior Notes due 2021 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Subsidiaries to provide Guarantees in certain circumstances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Undersigned.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

ENOVA INTERNATIONAL, INC., as Issuer

By:	/s/ David A. Fisher
	Name:	David A. Fisher
	Title:	Chief Executive Officer and President

TENNESSEE CNU, LLC

By:	CNU Online Holdings, LLC
The sole member and manager of the foregoing entity

By:	/s/ David A. Fisher
	Name:	David A. Fisher
	Title:	Manager

By:	/s/ Lisa M. Young
	Name:	Lisa M. Young
	Title:	Manager

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Garcia
	Name:	Lisa Garcia
	Title:	Vice President